Exhibit 99.1

STONE ENERGY CORPORATION

Hosts Upcoming Analyst Day in New Orleans

LAFAYETTE, LA. May 21, 2012

Stone Energy Corporation (NYSE: SGY) previously announced that it will host an analyst day on Tuesday, May 22, 2012 for equity analysts and institutional investors at the Westin New Orleans Canal Place Hotel in the Azalea #1 Conference Room (3rd Floor).

David Welch, Chief Executive Officer and President of Stone Energy, along with Jerry Wenzel - Executive Vice President of Operations, Richard Smith - Executive Vice President of Exploration and Business Development, Kenneth Beer - Executive Vice President and Chief Financial Officer and several key members of the management team, will provide an update and information on Stone Energy’s core development and exploration projects, will discuss growth plans and opportunities, and will review financial results. The presentation material will be available in the “Events and Presentations” section of the Company’s website, www.StoneEnergy.com, within 24 hours of the event. The agenda for the event is as follows:

•	11:45 AM - Luncheon
•	1:00 PM - Presentation
•	4:00 PM - Wrap-up and Q&A
•	6:00 PM - Dinner

If you are an equity analyst or institutional investor and would like to register for the Stone Energy Analyst Day please click on the following link and fill out the registration form http://www.stoneenergy.com/links/eventRegistration.aspx. For additional information please contact Sheri Bienvenue – Executive Assistant at (337) 521-0237 or BienvenueSL@StoneEnergy.com.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.